AMENDMENT TO THE MANAGEMENT AGREEMENT

This Amendment is made to the Management Agreement dated January 1, 2016 (the “Agreement”) between Huntington Funds (the “Trust”) and Huntington Asset Advisors, Inc. (the “Adviser” and together with the Trust, the “Parties”).

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parties agree to the following:

WHEREAS, the Parties have executed the Agreement pursuant to which the Adviser provides certain services to the Trust; and

WHEREAS, each Party has changed its name and wishes to amend the Agreement to reflect the new name;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Any and all references in the Agreement to “Huntington Funds” shall be deleted and replaced with “Mutual Fund and Variable Insurance Trust;” and
2.	Any and all references in the Agreement to “Huntington Asset Advisors, Inc.” shall be deleted and replaced with “Rational Advisors, Inc.”

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized, as of June 18, 2021.

MUTUAL FUND AND VARIABLE INSURANCE TRUST	RATIONAL ADVISORS, INC.
By:/s/ Stephen Lachenauer _____________	By:/s/ Jerry Szilagyi _______________
Name: Stephen Lachenauer__	Name: Jerry Szilagyi______
Title: Trustee_________________	Title: President_________________